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                                                                                                                EXHIBIT 11

                                             THE BEAR STEARNS COMPANIES INC.
                                   STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                                                   (UNAUDITED)

                                                             Three-Months Ended                  Six-Months Ended
                                                     -----------------------------------------------------------------------
                                                          May 26,           May 28,           May 26,           May 28,
                                                           2000              1999              2000               1999
                                                     ----------------------------------  -----------------------------------
                                                                      (In thousands, except share data)
Weighted average common and common
      equivalent shares outstanding:  (1)                    111,153           122,419          113,748             123,042
         Average Common Stock outstanding
         Average Common Stock equivalents:
              Common Stock issuable
                under employee benefits plans                    502               477              503                 515
              Common Stock issuable
                assuming conversion of CAP Units              40,792            40,910           40,792              40,910
                                                     ----------------  ----------------  ---------------  ------------------
 Total weighted average common and
      common equivalent shares outstanding                   152,447           163,806          155,043             164,467
 Effect of dilutive instruments:
         Employee stock options                                  177                 -              110                   -
                                                     ----------------  ----------------  ---------------  ------------------
Total weighted average diluted common and
     common equivalent shares outstanding                    152,624           163,806          155,153             164,467
                                                     ================  ================  ===============  ==================

Net income                                                 $ 118,377         $ 198,100        $ 396,558           $ 428,766

Preferred Stock dividend requirements                         (9,778)           (9,778)         (19,556)            (19,556)

Income adjustment (net of tax) applicable
      to deferred compensation arrangements                    8,485            37,389           37,361              56,591
                                                     ----------------  ----------------  ---------------  ------------------
Adjusted net income                                        $ 117,084         $ 225,711        $ 414,363           $ 465,801
                                                     ================  ================  ===============  ==================
Basic and diluted earnings per share  (1)                     $ 0.77            $ 1.38           $ 2.67              $ 2.83
                                                     ================  ================  ===============  ==================

(1) Reflects all stock dividends declared through October 29, 1999.


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